LAWRENCE LIVERMORE NATIONAL LABORATORY
Industrial Partnership and Commercialization

March 2, 2005
08105.03LMc

Mr. Stanley P. Baron
Lantis Laser, Inc.
1950 Greenwood Lake Turnpike
Hewitt, New Jersey 07421

Re: Moratorium on Royalty Payments Under License (TL-1640-00)

Dear Stanley,

I am following up on the conversation that we had some weeks ago with respect to the arrears of Lantis Laser in its monetary obligations to LLNL.

In that conversation, I indicated that LLNL would give Lantis Laser a two year moratorium on payment of any obligations due LLNL, including past due royalties, minimum annual royalties or maintenance fees due under License TL-1640-00. The two year moratorium will commence as of October 1, 2004. According to our records, copy attached, Lantis owes LLNL $154,000 as of 02/25/05. If you disagree with this, let me know. We are not forgiving this arrears, just postponing the payment of it for two years. At the end of two years, all arrears, past and present, and any other obligations accumulated up to that time will become due and payable.

One additional condition to this moratorium, however, is that in the event of Lantis Laser’s assignment of the license, then the entire balance would become due. Further, should Lantis Laser assign the license, an assignment fee of $100,000 shall be paid.

Please sign and return the original of this letter, if you agree to its terms.

Very truly yours,

Paul R. Martin

Accepted________________
Stanley P. Baron, Chairman
Lantis Laser

March __, 2005